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                                                                   Exhibit 10.8

                             MODIFICATION AGREEMENT


         This Modification Agreement is entered into this 19th day of March, 2003 by and between Sky Bank, f/k/a The Citizens Banking Company, hereinafter referred to as "Sky", and Franklin Credit Management Corporation, hereinafter referred to as "Franklin", for the purpose of modifying that certain agreement previously entered into by and between the parties, dated March 20, 1997 and the subsequent modifications and/or addendums to such agreement, dated December 1, 1998, April 1, 2000 and December 14, 2001 copies of which are attached hereto. The agreement, and all prior modifications or addendums are hereinafter referred to as the "Agreement".

         WHEREAS, Sky and Franklin have found it necessary to modify the terms of said Agreement;

         AND WHEREAS, the parties desire to restate the modified terms of said Agreement so that there shall be no misunderstanding of the matter. This Agreement shall be in place until DECEMBER 31, 2004.

         THEREFORE, it is hereby agreed that, as of March 1, 2003, the interest rate applied to all loans closed by Franklin other than the Prime Loans (defined below) (the "FHLB Loans") shall be based upon the Federal Home Loan Bank of Cincinnati (FHLB) thirty (30) day advance rate (code "FHL5LBR1") (the "Index"). During the term of this agreement, said Index shall be adjusted on the 1st day of each month based upon the rate as of that date and shall be effective until the 1st day of the subsequent month.

         FURTHER, in addition to payments pursuant to the Index, Franklin shall also pay Sky an additional spread (the "Spread") of 3.50% (350 basis points) for all FHLB Loans. The Spread shall remain at 3.50% (350 basis points) until such time as the Index exceeds 2.00% (200 basis points) at which point it will revert back to 3.25% (325 basis points). Further, Sky Bank will reduce the Spread to 3.00% (300 basis points) in the event that the Index exceeds 4.75% (475 basis points).

         FURTHER, it is agreed that for new loans closed after March 1, 2003 the interest rate on those loans shall reflect the same Index and Spread as identified above for FHLB Loans.

         HOWEVER, for all existing loans, where the rate applicable thereon is based upon a Prime index plus a spread (the "Prime Loans"), those loans shall remain priced accordingly. Exhibit A, attached hereto, identifies the Prime Loans.
         FURTHER, as Franklin achieves certain net income targets, Sky shall release additional cash for other growth opportunities. Accordingly, for every dollar of annualized net income in excess of $2,400,000 ($600,000 quarterly) earned by Franklin, Sky will release cash flow of $.50 up to $1,200,000 annually. In no event shall this amount exceed $400,000 in any given quarter. Said thresholds and limits shall be evaluated annually for future distributions.


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         In all other respects, said Agreement shall remain in full force and effect.
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                 SKY BANK


                                 /s/ Jerry S. Sutherin
                                 ----------------------------------------------
                                 BY: JERRY S. SUTHERIN
                                     VICE PRESIDENT


                                 FRANKLIN CREDIT MANAGEMENT CORPORATION


                                 /s/ Seth Cohen
                                 ----------------------------------------------
                                 BY: SETH COHEN
                                     CEO



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